Exhibit 10.28

OGE ENERGY CORP.

DIRECTORS’ COMPENSATION

Compensation of non-officer directors of the Company during 2007 included an annual retainer fee of $86,000, of which $30,000 was payable monthly in cash and $56,000 was deposited in the director’s account under the Company’s Deferred Compensation Plan in December 2007 and converted to 1,573.034 common stock units based on the closing price of the Company’s Common Stock on November 30, 2007. All non-officer directors received $1,200 for each Board meeting and $1,200 for each committee meeting attended. The lead director and the chairman of the audit committee each received an additional $10,000 cash retainer. The chairmen of the compensation and nominating and corporate governance committees received an additional $5,000 annual cash retainer in 2007. Each chairman of a board committee also received a meeting fee of $1,200 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E during 2007.

Under the Company’s Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Deferred Compensation Plan. During 2007, those investment options included an OGE Energy common stock fund, whose value was determined based on the stock price of the Company’s Common Stock, a money market fund, a bond fund and several stock funds. When an individual ceases to be a director of the Company, all amounts credited under the Deferred Compensation Plan are paid in cash in a lump sum or installments.

In November 2007, the compensation committee met to consider director compensation. At that meeting, the compensation committee approved the $56,000 described above and approved an increase in the amount of the annual retainer payable monthly in cash to $35,000 beginning in January 2008.

Historically, for those directors who retired from the Board of Directors after 10 years or more of service, the Company and OG&E continued to pay their annual cash retainer until their death. In November 1997, the Board eliminated this retirement policy for directors. Directors who retired prior to November 1997, however, will continue to receive benefits under the former policy.